UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 27, 2004

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street Philadelphia, PA 19123
(Address of Principal Executive Offices)

(215) 873-2200
(Registrant’s telephone number, including area code)

Item 12.  Results of Operations and Financial Condition.

On July 27, 2004, Mothers Work, Inc. (“Mothers Work” or the “Company”) issued a press release and held a broadly accessible conference call to discuss its financial results for its third fiscal quarter ended June 30, 2004.  A copy of the press release is attached hereto as Annex 1 and is incorporated by reference into this Item 12.  Annex 2 attached hereto and incorporated by reference into this Item 12 sets forth the transcript of the prepared remarks made by representatives of the Company during the conference call.  The disclosure in this Current Report, including in any Annexes hereto, of any financial information shall not constitute an admission that such information is material.

The press release and the comments by Mothers Work during the conference call contained non-GAAP financial measures within the meaning of the Securities and Exchange Commission’s Regulation G.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Mothers Work believes that the non-GAAP financial measure EBITDA (earnings before interest, taxes, depreciation and amortization) and the measure selling, general and administrative (SG&A) expenses excluding depreciation and amortization, together with the percentage of net sales represented by these measures, provide useful information about the Company’s results of operations to both investors and management because they constitute informative gauges of operating profitability.  These measures provide information that the Company believes investors and securities research analysts in retailing and other businesses view as important and commonly use to evaluate the Company’s financial performance and prospects for the future, and to make investment decisions.  These measures are also significant to institutional lenders, and they are considered important internal benchmarks of performance by the Company.  These measures should be considered in addition to, and not as a substitute for, or superior to, GAAP measures.

With respect to each non-GAAP financial measure discussed in the press release, the Company has provided, as an attachment to such press release, a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: July 30, 2004	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President - Chief Financial Officer

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Annex 1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS THIRD QUARTER EARNINGS

Philadelphia, PA, July 27, 2004 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2004 ended June 30, 2004.

Net income for the third quarter of fiscal 2004 was $7.0 million, or $1.28 per common share (diluted), compared to net income for the third quarter of fiscal 2003 of $8.4 million, or $1.50 per common share (diluted).  The Company’s diluted earnings per share for the third quarter of $1.28 per share was within the Company’s most recent guidance range of $1.23 to $1.28 per share provided in its July 8, 2004 press release.  Net income for the first nine months of fiscal 2004 was $9.5 million, or $1.72 per common share (diluted), compared to net income for the first nine months of fiscal 2003 of $12.3 million, or $2.18 per common share (diluted).

Net sales for the third quarter of fiscal 2004 increased 5.4% to $139.6 million from $132.4 million in the same quarter of the preceding year.  Comparable store sales decreased 5.0% during the third quarter of fiscal 2004 (based on 855 locations) versus a comparable store sales decrease of 0.4% during the third quarter of fiscal 2003 (based on 821 locations).  For the quarter ended June 30, 2004, the Company opened 23 new stores, including 4 new multi-brand stores, and closed 17 stores, with 8 of these store closings related to openings of the multi-brand stores.  In addition, during the third quarter of fiscal 2004, the Company opened 71 new leased department locations with the exclusive introduction of the Company’s new Two Hearts Maternity™ collection in 71 Sears® stores to replace the existing maternity lines in these stores.  The Company ended the quarter with 1,109 total retail locations compared to 972 locations on June 30, 2003.  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $17.9 million for the third quarter of fiscal 2004, representing a 10.1% decrease from the $19.9 million EBITDA for the third quarter of fiscal 2003.

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Net sales for the first nine months of fiscal 2004 increased 7.3% to $397.1 million from $370.0 million for the same nine months of the preceding year.  Comparable store sales decreased 3.6% during the first nine months of fiscal 2004 (based on 798 locations) versus a comparable store sales increase of 1.1% during the first nine months of fiscal 2003 (based on 722 locations).  During the nine months ended June 30, 2004, the Company opened 69 new stores, including 13 new multi-brand stores, and closed 37 stores, with 19 of these store closings related to the openings of multi-brand stores, including the opening of the Company’s first maternity “superstore” on March 4, 2004 in Danbury, Connecticut.  In addition, during the first nine months of fiscal 2004, the Company opened 74 new leased department locations and closed 3 leased department locations, with 71 of the openings in Sears® stores.  EBITDA was $34.4 million for the first nine months of fiscal 2004, representing a 9.7% decrease from the $38.1 million EBITDA for the first nine months of fiscal 2003.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “The improved sales trend that we had experienced in the second quarter reversed in the third quarter, with sales particularly weak in June as we saw deep and widespread markdowns taken by our competitors to clear Spring inventories.  As we have previously discussed, competitive pressures in the maternity apparel market have increased over the past year.  We currently face maternity competition in over 1,000 more competitor locations than a year ago.  We believe that this increased competition caused an oversupply of Spring maternity apparel in the market and led to an increasingly severe clearance environment as the Spring selling season progressed.  With our comparable store sales down 5.0% for the third quarter, our earnings for the quarter were materially below last year and below our original expectations.

“We are cautiously encouraged by our improved sales results thus far in July compared to June.  We currently expect our comparable store sales for the month of July to decrease approximately 1.0% to 2.0%, with July’s comparable store sales being favorably affected by 4 to 5 percentage points by having five Fridays and five Saturdays in July 2004 compared to four Fridays and four Saturdays in July 2003.  This favorable “days adjustment” effect for July will be offset by an equal unfavorable days adjustment effect for August.

“We are targeting net sales for fiscal 2004 in the $524 to $526 million range, based on an assumed comparable store sales decrease of between 3% and 5% for the fourth quarter, which would result in a full year comparable store sales decrease of approximately 3.5% to 4.0%.  We expect our sales trend to progressively improve throughout our fiscal fourth quarter, as Fall product becomes a more important driver of sales and we face progressively weaker last year sales comparisons.  We project that our full year

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gross margin will be approximately 54.0% of net sales in fiscal 2004 compared to 54.3% in fiscal 2003.  We expect our operating expenses to increase as a percentage of net sales for fiscal 2004 versus fiscal 2003, primarily as a result of our comparable store sales decrease.  Based on these assumptions, we are projecting EBITDA for fiscal 2004 in the $39.3 to $40.3 million range and diluted earnings per common share of between $1.57 and $1.67 per share, a reduction from our previous earnings per share guidance range of between $2.10 and $2.20 per share provided in our April 27, 2004 press release.

“Our target for full year fiscal 2004 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company.  Pursuant to the share repurchase program approved by our Board of Directors in March 2003, the Company has repurchased approximately 142,000 shares of its common stock to date, including approximately 33,000 shares repurchased during the third quarter of fiscal 2004 and a total of approximately 76,000 shares repurchased during the first nine months of fiscal 2004.

“We expect our fiscal 2004 capital expenditures to be approximately $15 to $16 million, primarily for new store openings, expanding and relocating selected stores, and store remodelings.  This capital expenditure projection is based on our plan for the full fiscal 2004 year to open approximately 93 new stores, including approximately 23 new multi-brand stores, and close approximately 59 stores, with approximately 35 of these planned store closings related to our openings of multi-brand stores, including our maternity “superstores”.  We expect our inventory at fiscal 2004 year end to grow at a slightly higher rate than sales due to our reduced sales forecast for the year.  Based on these targets and plans, we expect our fiscal 2004 capital expenditures to be funded through our cash flow from operations.

“As previously discussed, we are continuing to test and develop several new strategic business initiatives, especially our new multi-brand store concepts, to promote our long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.

“Beginning last year, we have tested several combination store concepts under our Mimi Maternity® brand, carrying a wide selection of both Mimi Maternity® and Motherhood Maternity® product and, in certain

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cases, A Pea in the Pod® product.  We have been very encouraged by the initial results of our “combo” stores in terms of their ability to drive increased sales and their potential to reduce store operating expense percentages.  Based on our success with our initial combo stores, we opened additional two-brand combo stores, and also developed the concepts of a “triplex” store, carrying all three of our brands, and a maternity “superstore” which includes elements beyond apparel.  As of June 30, 2004, we have 21 two-brand combo stores, 3 triplex stores, and one maternity superstore.

“On March 4, 2004 in Danbury, Connecticut, we opened our first Maternitymall Superstore™, a nearly 4,000 square foot test store carrying all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products.  This store also has a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children.  These elements combine to give our first Maternitymall Superstore™ not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer.  Our Superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore.  We are very excited not only by the concept of our first Superstore, but also its results thus far.  Since opening nearly five months ago, the Danbury Superstore has generated sales well in excess of our plan and significantly higher than the aggregate sales from the same period last year of our three Danbury stores it replaced.  Consistent with our projections for the Danbury Superstore, we believe the Superstore model can improve store profitability margins by reducing store operating expense percentages.  We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept.  We expect to open an additional four Superstores during the fourth quarter of fiscal 2004, with additional Superstores planned for fiscal 2005.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We are very pleased with the sales results thus far of our new Two Hearts Maternity™ collection, featured in 71 Sears® stores, which was introduced on April 1, 2004 and replaced the existing maternity apparel lines in these Sears stores.  We see this initiative as a great opportunity to continue to expand our customer base and increase our sales with minimal capital requirement.  We are also excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs.  Such initiatives include the launch of the futuretrust™ college savings program in our stores in

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November 2003, the launch of our in-store gift bag program earlier this month, the pursuit of licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.

“As we enter the fourth quarter of fiscal 2004 and move towards fiscal 2005, we continue to work aggressively to monitor and control our inventory levels and to control expenses, while we continue to focus on reducing product sourcing lead times and improving our flow of new fashion.  With these operational initiatives and the continued testing and development of our new strategic business initiatives, Mothers Work looks forward to fiscal 2005 as a year of renewed profit growth and an important year of strategic transition, particularly related to our new multi-brand store concepts, including the maternity Superstore.   For fiscal 2005, we are targeting net sales of approximately $560 to $570 million, based on planned increased sales from our new initiatives and an assumed comparable store sales change of approximately flat to down 1%.  Our targeted sales for fiscal 2005 reflect our plan to open approximately 50 new stores, including 30 new multi-brand stores, and close approximately 80 stores, with approximately 65 of these planned store closings related to openings of new multi-brand stores, including our maternity Superstores.  We are targeting diluted earnings per share for fiscal 2005 of between $1.80 and $1.90 per share, representing an approximately 15% increase over our current earnings guidance for fiscal 2004, despite projected pre-tax charges of approximately $4 million (approximately $0.44 after-tax diluted earnings per share impact) for store closings related to new multi-brand stores.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

“We are planning our fiscal 2005 capital expenditures to be between $14 million and $16 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  With respect to inventory, we are planning for improvement in inventory turn for fiscal 2005, with inventory growing at a slower rate than sales.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2005.  We are very pleased with our strong balance sheet and financial liquidity.  Our $60 million credit facility, which previously had a maturity date of September 15, 2004, now matures on September 15, 2005 due to a renewal provision that was triggered this past June 15.  In addition, we are currently negotiating a longer-term successor credit facility, which we expect to complete and to become effective within the next three months.”

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As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2004 earnings, financial guidance and certain business initiatives.  You can participate in this conference call by calling (517) 319-9284.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Friday, July 30, 2004 by calling (402) 998-0752.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2004, Mothers Work operates 1,109 maternity locations, including 883 stores and 226 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03

Net sales	$139,558	$132,403	$397,056	$370,047
Cost of goods sold	60,798	56,706	182,189	168,727
Gross profit	78,760	75,697	214,867	201,320
SG&A expenses, excluding depreciation & amortization	60,878	55,810	180,461	163,228

EBITDA	17,882	19,887	34,406	38,092

Depreciation & amortization	2,543	2,610	7,510	7,351
Operating income	15,339	17,277	26,896	30,741
Interest expense, net	3,688	3,633	11,081	10,787
Income before income taxes	11,651	13,644	15,815	19,954
Income tax provision	4,660	5,275	6,326	7,642
Net income	$6,991	$8,369	$9,489	$12,312

Income per share – basic	$1.34	$1.60	$1.82	$2.35
Average shares outstanding – basic	5,201	5,239	5,215	5,240
Income per share – diluted	$1.28	$1.50	$1.72	$2.18
Average shares outstanding – diluted	5,480	5,570	5,530	5,651

Selected Balance Sheet Data

(in thousands, unaudited)

	June 30, 2004	September 30, 2003	June 30, 2003

Cash and cash equivalents	$29,734	$20,731	$25,142
Inventories	88,448	84,505	82,208
Property, plant and equipment, net	59,284	57,811	56,643
Line of credit borrowings	—	—	—
Long-term debt	127,764	127,768	127,901
Stockholders’ equity	69,769	61,391	59,323

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MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to EBITDA

and Operating Income Margin to EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03

Operating income	$15,339	$17,277	$26,896	$30,741
Add: depreciation & amortization expense	2,543	2,610	7,510	7,351
EBITDA	$17,882	$19,887	$34,406	$38,092

Net sales	$139,558	$132,403	$397,056	$370,047

Operating income margin (operating income as a percentage of net sales)	11.0%	13.0%	6.8%	8.3%
Depreciation & amortization expense as a percentage of net sales	1.8	2.0	1.9	2.0
EBITDA margin (EBITDA as a percentage of net sales)	12.8%	15.0%	8.7%	10.3%

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal Year Ending 9/30/04

Projected operating income	$29.2 to 30.2
Add: projected depreciation & amortization expense	10.1

Projected EBITDA	$39.3 to 40.3

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Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense (1)

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03

SG&A expenses	$63,421	$58,420	$187,971	$170,579
Less: depreciation & amortization expense	2,543	2,610	7,510	7,351

SG&A expenses, excluding depreciation & amortization	$60,878	$55,810	$180,461	$163,228

Net sales	$139,558	$132,403	$397,056	$370,047

SG&A expense margin (SG&A expense as a percentage of net sales)	45.4%	44.1%	47.3%	46.1%
Depreciation & amortization expense as a percentage of net sales	1.8	2.0	1.9	2.0
SG&A expense margin, excluding depreciation & amortization (SG&A, excluding depreciation & amortization, as a percentage of net sales)	43.6%	42.2%	45.4%	44.1%

(1)  Components may not add to total due to rounding.

***************

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Annex 2

Mothers Work, Inc.

Third Quarter (FY 2004)

Earnings Release Conference Call

July 27, 2004

9:00 a.m. Eastern Time

Transcript of Prepared Remarks

Operator:  Introduce the call and Ed Krell

Edward M. Krell: Thank you, operator.  Thanks everyone for joining us this morning for Mothers Work’s investor conference call for the third quarter of fiscal 2004, ended June 30, 2004.  I am Ed Krell, Executive Vice President and Chief Financial Officer of Mothers Work.

The earnings release was disseminated this morning, and everyone should have received a copy.  If you haven’t, please call us at (215) 873-2285 and we will get one right out to you, or you can go to our Web site at www.motherswork.com to get a copy of the release.

Before we get started this morning I need to remind everyone that certain statements in today’s management presentation and Q&A session will contain forward looking statements within the meaning of the Federal Securities laws.

This includes statements concerning management’s current expectations, estimates and projections dealing with store openings, sales, comparable store sales, gross margin, operating income margin, EBITDA margin, earnings per share, capital expenditures, potential stock repurchases, market share, competition, new business initiatives and operating results generally.  Actual results might differ materially from those projected in the forward-looking statements.  For additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements, please refer to the Company’s filings with the SEC.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Mothers Work.

Joining me this morning is Rebecca Matthias, President and Chief Operating Officer of Mothers Work.  I will open with comments on the Company’s third quarter results, will provide financial guidance with respect to fiscal 2004 and fiscal 2005, and will then turn it over to Rebecca for additional comments.  Rebecca and I will then be available to take your questions.

Edward M. Krell’s Comments

We are disappointed with our financial results for the third quarter ended June 30, 2004.  As we have previously discussed, competitive pressures in the maternity apparel market have increased over the past year, with over 1,000 more competitor locations selling maternity apparel compared to a year ago.  We believe that this increased competition caused an oversupply of Spring maternity apparel in the market and that the increasingly deep markdowns taken by our competitors to stimulate sales and clear Spring inventories significantly and adversely affected our third quarter sales and earnings results.  Rebecca will discuss the status of our strategic business initiatives that we are testing and developing to promote our long-term growth in sales and profitability, while addressing the increased competitive environment.

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Net sales for the third quarter of fiscal 2004 were $139.6 million, a 5.4% increase over last year’s third quarter sales of $132.4 million.  Comparable store sales decreased 5.0% during the third quarter of fiscal 2004 versus a comparable store sales decrease of 0.4% during the third quarter of fiscal 2003.  Net sales for the nine months ended June 30, 2004 were $397.1 million, a 7.3% increase over last year’s first nine months sales of $370.0 million.  Comparable store sales decreased 3.6% for the nine-month period versus a comparable store sales increase of 1.1% during the first nine months of fiscal 2003.  Our increased sales for the third quarter and first nine months of fiscal 2004 were driven by increased retail location count.  We ended the quarter with 1,109 retail locations at June 30, 2004 versus 972 retail locations at June 30, 2003.  This net increase of 137 locations reflects opening 104 new stores and 78 leased department locations and closing 42 stores and 3 leased department locations during the last twelve months.  The 78 leased department locations opened during the last twelve months predominantly come from the exclusive introduction of the Company’s new Two Hearts Maternity™ collection in 71 Sears® stores to replace the existing maternity lines in these stores.

Gross profit for the third quarter of fiscal 2004 was $78.8 million, a 4.0% increase over last year’s third quarter gross profit of $75.7 million.  Gross margin for the third quarter was 56.4%, a decrease of 74 basis points from last year’s third quarter gross margin of 57.2%.  This decrease in gross margin primarily reflects the aggressive markdowns recognized in the third quarter compared to last year.  Gross profit for the first nine months of fiscal 2004 was $214.9 million, a 6.7% increase over last year’s first nine months gross profit of $201.3 million.  Gross margin for the first nine months of fiscal 2004 was 54.1%, a decrease of 29 basis points from last year’s first nine months gross margin of 54.4%.  This decrease in gross margin primarily reflects the increased markdowns recognized in the second and third quarters, partially offset by the increase in gross margin experienced in the first quarter of fiscal 2004.

SG&A expense for the third quarter of fiscal 2004, excluding depreciation and amortization, was $60.9 million, a 9.1% increase over last year’s third quarter expense figure of $55.8 million.  Our third quarter SG&A expense, excluding depreciation and amortization, of 43.6% of sales this year was 147 basis points higher than our last year third quarter figure of 42.2% of sales.  This increase primarily related to increased store occupancy and, to a lesser extent, increased store payroll expense ratios resulting from the negative 5.0% comparable store sales for the quarter, partially offset by lower employee benefits and legal expense ratios for the quarter.  For the first nine months of fiscal 2004, SG&A expense, excluding depreciation and amortization, was $180.5 million, a 10.6% increase over last year’s first nine months expense figure of $163.2 million.  Our first nine months SG&A expense, excluding depreciation and amortization, of 45.4% of sales this year was 134 basis points higher than our last year figure of 44.1% for the first nine months.  This 134 basis point increase in the expense ratio for the first nine months consisted primarily of increased store occupancy and, to a lesser extent, increased store payroll expense ratios resulting from the negative 3.6% comparable store sales for the nine month period, partially offset by lower legal expense and employee benefits expense ratios.  In addition, we incurred charges relating to store closings of $0.7 million for the first nine months of this year versus $0.2 million for the first nine months of last year.

EBITDA for the third quarter of fiscal 2004 was $17.9 million, a 10.1% decrease versus last year’s third quarter EBITDA of $19.9 million.  Our third quarter EBITDA margin of 12.8% of sales this year was 221 basis points lower than our last year third quarter EBITDA margin of 15.0% of sales, reflecting the increased operating expense ratio and decreased gross margin.  EBITDA for the first nine months of fiscal 2004 was $34.4 million, a 9.7% decrease from last year’s first nine months EBITDA of $38.1 million.  Our EBITDA margin of 8.7% of sales for the nine-month period this year was 163 basis points lower than our EBITDA margin of 10.3% for the same period last year, primarily due to the increase in our operating expense ratio with a small impact from decreased gross margin.

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Depreciation and amortization expense was $2.5 million for the third quarter of fiscal 2004, a 2.6% decrease from last year’s third quarter expense of $2.6 million.  For the nine-month period, depreciation and amortization expense was $7.5 million this year, a 2.2% increase from last year’s expense of $7.4 million.

Interest expense, net of interest income, for the third quarter of fiscal 2004 was $3.7 million, a 1.5% increase from last year’s third quarter interest expense of $3.6 million.  For the nine-month period, interest expense was $11.1 million this year, a 2.7% increase from last year’s expense of $10.8 million.  Last year’s nine-month period interest expense figure benefited from a $0.3 million non-recurring interest expense credit related to our credit facility.  For fiscal 2004, we expect our interest expense, net of interest income, to be approximately $14.8 million.

Our income tax provision for the third quarter and first nine months of fiscal 2004 reflects a 40.0% effective tax rate, which we expect to approximate our effective tax rate for the full year fiscal 2004.  This compares to a 38.7% effective tax rate provision for the third quarter of fiscal 2003 and 38.3% for the first nine months of fiscal 2003.  Our effective tax rate provision for the full year fiscal 2003 was 38.5%.

Net income for the third quarter of fiscal 2004 was $7.0 million, a decrease of 16.5%, or approximately $1.4 million, versus last year’s third quarter net income of $8.4 million.  Our diluted earnings per share for the third quarter was $1.28 this year, a 14.7% decrease from last year’s third quarter earnings per share of $1.50. For the nine-month period, net income was $9.5 million, a 23% decrease from last year’s first nine months net income of $12.3 million, driven by our reduced EBITDA margin versus last year.  Our diluted earnings per share for the nine-month period was $1.72 this year, a 21% decrease from last year’s earnings per share of $2.18 for the nine-month period.

The average diluted shares outstanding of 5.48 million shares for this year’s third quarter and 5.53 million shares for the first nine months is 1.6% lower than last year’s third quarter figure of 5.57 million shares and 2.1% lower than last year’s first nine months figure of 5.65 million shares.  This decrease versus last year is due to the repurchases of shares of our common stock pursuant to our share repurchase program and the reduced dilutive effect of outstanding stock options and warrants compared to last year, offset by the impact of stock option exercises.

As of June 30, 2004, we had approximately 5.19 million outstanding common shares, which reflects the retirement of approximately 142,000 shares of our common stock we repurchased since March 2003 pursuant to our share repurchase program, including approximately 33,000 shares repurchased during the third quarter of fiscal 2004 and a total of approximately 76,000 shares repurchased during the first nine months of fiscal 2004.

Turning to the balance sheet, we are very pleased with our strong balance sheet and financial liquidity.  Our $60 million credit facility, which previously had a maturity date of September 15, 2004, now matures on September 15, 2005 due to a renewal provision that was triggered this past June 15.  In addition, we are currently negotiating a longer-term successor credit facility, which we expect to complete and to become effective within the next three months.  We ended the third quarter with no outstanding borrowings under our credit line, more than $51 million of available borrowings under our credit line, and significant excess cash on our balance sheet.  Our cash balance of $29.7 million at June 30, 2004 is approximately $4.6 million higher than the $25.1 million cash balance at June 30, 2003 and approximately $9.0 million higher than our $20.7 million cash balance at the beginning of fiscal 2004.  Total inventory at June 30, 2004 was $88.4 million, a 7.6% increase over the $82.2 million inventory balance at June 30, 2003.  While this inventory level is somewhat higher than planned due to lower than expected sales for the third quarter, we have taken aggressive markdowns where needed to move slower moving styles and to control our overall inventory level.  We expect our inventory level at the end of this

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fiscal year to grow at a slightly higher rate than sales.  On a per store square foot basis, our total inventory at June 30, 2004 was 5.3% lower than our total inventory at June 30, 2003.

I will now provide financial guidance with respect to the remainder of fiscal 2004 and for fiscal 2005.

We are cautiously encouraged by our improved sales results thus far in July compared to June.  We currently expect our comparable store sales for the month of July to decrease approximately 1.0% to 2.0%, with July’s comparable store sales being favorably affected by 4 to 5 percentage points by having five Fridays and five Saturdays in July 2004 compared to four Fridays and four Saturdays in July 2003.  This favorable “days adjustment” effect for July will be offset by an equal unfavorable days adjustment effect for August.

We are targeting net sales for fiscal 2004 in the $524 to $526 million range, based on an assumed comparable store sales decrease of between 3% and 5% for the fourth quarter, and resulting assumed sales in the $127 to $129 million range for the fourth quarter.  This would result in a full year fiscal 2004 comparable store sales decrease of approximately 3.5% to 4.0% versus last year.  We expect our sales trend to progressively improve throughout our fiscal fourth quarter, as Fall product becomes a more important driver of sales and we face progressively weaker last year sales comparisons.  We project that our full year gross margin will be approximately 54.0% of net sales in fiscal 2004 compared to 54.3% in fiscal 2003.  We expect our operating expenses to increase as a percentage of net sales for fiscal 2004 versus fiscal 2003, primarily as a result of our comparable store sales decrease.

Based on these assumptions, we are targeting EBITDA for fiscal 2004 in the $39.3 million to $40.3 million range.  We expect depreciation expense to be approximately $10.1 million for the year, expect interest expense net of interest income to be approximately $14.8 million, and are assuming a 40.0% effective tax rate.  We project average diluted shares outstanding for earnings per share calculation purposes of approximately 5.50 million shares for the full year.  Based on these figures, we are targeting fiscal 2004 diluted earnings per common share of between $1.57 and $1.67 per share, a reduction from our previous full year guidance of between $2.10 and $2.20 per share provided in our April 27, 2004 press release.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

Our target for fiscal 2004 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company.  Pursuant to the share repurchase program approved by our Board of Directors in March 2003, the Company has repurchased and retired approximately 142,000 shares of its common stock to date at a total cost of approximately $3.2 million.

We expect our fiscal 2004 capital expenditures to be approximately $15 to $16 million, compared to $19.2 million for fiscal 2003, primarily for new store openings, expanding and relocating selected stores, and store remodelings.  This capital expenditure plan is based on our plan for the full fiscal 2004 year to open approximately 93 new stores, including approximately 23 new multi-brand stores, and close approximately 59 stores, with approximately 35 of these planned store closings related to openings of new multi-brand stores, including our maternity “Superstores”. We expect our inventory at fiscal 2004 year end to grow at a slightly higher rate than sales due to our reduced sales forecast for the year.  Based on these targets and plans, we expect our fiscal 2004 capital expenditures to be funded through our cash flow from operations.

As we enter the fourth quarter of fiscal 2004 and move towards fiscal 2005, we continue to work aggressively to monitor and control our inventory levels and to control expenses, while we continue to focus on reducing product sourcing lead times and improving our flow of new fashion.  With these

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operational initiatives and the continued testing and development of our new strategic business initiatives, Mothers Work looks forward to fiscal 2005 as a year of renewed profit growth and an important year of strategic transition, particularly related to our new multi-brand store concepts, including the maternity Superstore.  Rebecca will discuss the status of our strategic business initiatives that we are testing and developing to promote our long-term growth in sales and profitability, while addressing the increased competitive environment.  For fiscal 2005, we are targeting net sales of approximately $560 to $570 million, based on planned increased sales from our new initiatives and an assumed comparable store sales change of approximately flat to down 1%.  Our targeted sales for fiscal 2005 reflect our plan to open approximately 50 new stores, including 30 new multi-brand stores, and close approximately 80 stores, with approximately 65 of these planned store closings related to openings of new multi-brand stores, including our maternity Superstores.  We are targeting diluted earnings per share for fiscal 2005 of between $1.80 and $1.90 per share, representing an approximately 15% increase over our current earnings guidance for fiscal 2004, despite projected pre-tax charges of approximately $4 million (or approximately 44 cents after-tax diluted earnings per share impact) for store closings related to new multi-brand stores.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.  We plan to provide more detailed guidance for fiscal 2005, including projected quarterly guidance, in our November fourth quarter earnings release and conference call.

We are planning our fiscal 2005 capital expenditures to be between $14 million and $16 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  With respect to inventory, we are planning for improvement in inventory turn for fiscal 2005, with inventory growing at a slower rate than sales.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2005.

This concludes my comments about Mothers Work’s financial performance and future financial guidance.  I hope they were helpful.  I would now like to turn the call over to Rebecca.

Rebecca Matthias’ Comments

Thank you Ed.

The third quarter was difficult for Mothers Work, as our comparable stores declined 5% for the quarter.  Sales got worse, not better, as the quarter progressed.  Looking back, we believe that a heavy clearance environment prevailed in a somewhat overbought maternity industry, with substantial new competition focused at the moderate price points.  Seasonal classes, such as swimsuits, and shorts never performed well during the quarter, and were heavily promoted by other maternity competitors.  Although we found our fashion footing late in the Spring selling season and delivered a better assortment, this was overshadowed by the increasingly severe promotional environment, so our improved fashion turned out to be too late in the season to be meaningful at full price.  A weak economy at the more moderate income household level, and, possibly, higher gas prices, may have contributed to sluggish retail performance in our moderate-priced Motherhood® division.  Similar to the rest of the retail industry, our best performing stores were in our higher end Pea in the Pod and Mimi divisions.  And, not surprisingly, the gross margin percent in our moderate-priced business was also the most impaired as we worked our way through our spring/summer merchandise.  Our current inventory position is still slightly higher than we would like, but the content is good, and we feel good about our ability to stem the gross margin reduction versus last year that we saw in the third quarter and begin to improve our gross margins next year.

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Looking ahead, we are continuing to test and develop several new strategic business initiatives, especially our new multi-brand store concepts, to promote our long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.  Our new initiatives are focused on the strengths of Mothers Work as “the” maternity authority.  Our multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.  We have been very encouraged by the initial results of our “combo” stores and our first Maternitymall Superstore™ in terms of their ability to drive increased sales and their potential to reduce store operating expense percentages.  As of June 30, 2004, we have 21 two-brand combo stores, 3 triplex stores, and one maternity superstore.  We expect to open an additional four Superstores during the fourth quarter of fiscal 2004, with additional Superstores planned for fiscal 2005.  We are the only national retailer that is 100% focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

We are also very pleased with the sales results thus far of our new Two Hearts Maternity™ collection, featured in 71 Sears® stores, which was introduced on April 1, 2004.  We see this initiative as a great opportunity to continue to expand our customer base and increase our sales with minimal capital requirement.  We are also excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs, including our futuretrust™ college savings program, our in-store gift bag program, potential licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.

Because we see a majority of the 4 million pregnant women every year, we are a valuable partner to other companies that would like to be introduced to this consumer.  Our gift bag which we give free to our customers contains an increasing number of coupons and samples and provides an additional revenue stream to Mothers Work, funded by participating marketing partners.  We are finding more and more ways to provide value to our customers by working with our strategic partners, and we are adding to our own bottom line at the same time.

We ended the third quarter with almost $5 million more cash than last year, and no additional debt.  This is an indication of the fundamental strength of our Company, even in a year when our comparable store sales have declined in the face of added competition.  We are well capitalized and believe we will be able to self fund all the new initiatives we have planned for the coming year.  Our mission is to continue to be the maternity authority for the American consumer at every price point, and to continue to find ways to serve her better.

Thank you for joining us this morning.  We appreciate your interest in Mothers Work, and operator, we are now ready to take questions.

End of Filing

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